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                                                                    EXHIBIT 12.1

                      COMPUTATION OF RATIO OF EARNINGS TO
                     FIXED CHARGES EXCLUDING AND INCLUDING
                              INTEREST ON DEPOSITS
                                 (IN THOUSANDS)



                                                   JUNE 30,                                  DECEMBER 31,
                                             ---------------------   ----------------------------------------------------------
                                                1999        1998        1998        1997        1996         1995        1994
                                             ----------  ----------  ----------  ----------  ----------   ----------   --------
Net income.................................  $  278,520  $  243,421  $  421,712  $  397,529  $  317,859   $  276,475   $248,453
Provision for income taxes.................     144,809     125,296     213,590     197,222     156,008      134,529    115,853
                                             ----------  ----------  ----------  ----------  ----------   ----------   --------
Earnings before taxes......................     423,329     368,717     635,302     594,751     473,867      411,004    364,306

Fixed charges:
  Interest expense (excluding interest
    on deposits)...........................     147,002      86,637     207,914     142,594     115,615      121,209     76,343
  Interest portion of rentals (33%)........       2,938       3,292       6,512       4,943       4,239        3,613      3,570
                                             ----------  ----------  ----------  ----------  ----------   ----------   --------
  Total fixed charges......................     149,940      89,929     214,426     147,537     119,854      124,822     79,913
                                             ----------  ----------  ----------  ----------  ----------   ----------   --------
Earnings before taxes and fixed charges....     573,269     458,646     849,728     742,288     593,721      535,826    444,219

Ratio of earnings to fixed charges.........        3.82        5.10        3.96        5.03        4.95         4.29       5.56
                                             ==========  ==========  ==========  ==========  ==========   ==========   ========
Net income.................................     278,520     243,421     421,712     397,529     317,859      276,475    248,453
Provision for income taxes.................     144,809     125,296     213,590     197,222     156,008      134,529    115,853
                                             ----------  ----------  ----------  ----------  ----------   ----------   --------
Earnings before taxes......................     423,329     368,717     635,302     594,751     473,867      411,004    364,306

Fixed charges:
  Interest expense (including interest on
    deposits)..............................     659,714     616,729   1,272,968   1,097,376     942,459      861,242    598,160
  Interest portion of rentals (33%)........       2,938       3,292       6,512       4,943       4,239        3,613      3,570
                                             ----------  ----------  ----------  ----------  ----------   ----------   --------
  Total fixed charges......................     662,652     620,021   1,279,480   1,102,319     946,698      864,855    601,730
                                             ----------  ----------  ----------  ----------  ----------   ----------   --------
Earnings before taxes and fixed charges....   1,058,981     988,738   1,914,782   1,697,070   1,420,565    1,275,859    966,036

Ratio of earnings to fixed charges.........        1.64        1.59        1.50        1.54        1.50         1.48       1.61
                                             ==========  ==========  ==========  ==========  ==========   ==========   ========